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                             BJB INVESTMENT FUNDS

                   AMENDMENT NO. 3 TO MASTER TRUST AGREEMENT

     Amendment No. 3 to the Master Trust Agreement dated April 30, 1992, as amended, made at Boston, Massachusetts, this 26th day of January, 1995.

                                  WITNESSETH:

     WHEREAS, Section 7.3 of the Master Trust Agreement dated April 30, 1992, as amended (the "Agreement"), of BJB Income Fund (the "Trust") provides that the Agreement may be amended at any time, as long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

     WHEREAS, at a meeting of the Board of Trustees of the Trust held on September 15, 1993 a majority of the Trustees voted to amend the Agreement to permit the issuance of classes of shares of any series of the Trust; and

     WHEREAS, at a meeting of the Board of Trustees of the Trust held on September 15, 1993 a majority of the Trustees voted: (i) to establish two classes of shares of BJB Global Income Fund (the "Income Fund"), to be designated as Class A and Class B shares; (ii) to redesignate the then authorized, issued and outstanding shares of beneficial interest of the Income Fund as Class A shares, without changing in any manner the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption thereof; and
(iii) to establish two classes of shares of BJB International Equity Fund (the "Equity Fund"), to be designated as Class A and Class B shares.

     NOW, THEREFORE, the undersigned, the duly elected and acting Secretary of the Trust, pursuant to the authorization described above, hereby declares that, effective as of September 15, 1993, the Agreement is amended as follows:

     1. The Trustees may authorize the issuance of classes of shares of any Series, each such class to have such different dividend, liquidation, voting and conversion and other rights as the Trustees may determine.

     2. Two classes of shares of the Income Fund are established and designated as Class A and Class B shares, and the authorized, issued and outstanding shares of beneficial interest of the Income Fund as of September 15, 1993 are redesignated as Class A shares, without changing in any manner the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption thereof.

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     3.  Two classes of shares of the Equity Fund are established and designated as Class A and Class B shares.

     4.  All consideration received by the Income Fund or the Equity Fund (each,


a "Fund") for the issue or sale of Class A and Class B shares shall be invested and reinvested with the consideration received by the Fund for the issue and sale of all other shares of beneficial interest in the Fund then or thereafter designated together with all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, and any general assets of the Fund allocated to Class A shares, Class B shares or such other classes of shares, by the Board of Trustees in accordance with the Agreement, and each share shall share equally with each such other share in such consideration and other assets, income, earnings, profits and proceeds thereof, and any assets derived from any reinvestment of such proceeds in whatever form.

     5. Each share of Class A and Class B of the Income Fund or the Equity Fund shall have, upon its issuance, all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption currently accorded each other share of beneficial interest in the Fund then or thereafter designated, including that each Class A and Class B share shall be charged equally with each other share in the Fund then or thereafter designated (irrespective of whether said share has been designated as part of a series of said class and, if so designated, irrespective of the particular series designation) with the epxenses and liabilities of the Fund in respect of Class A shares and Class B shares or such other shares and in respect of any general expenses and liabilities of the Fund allocated to Class A shares, Class B shares or such other shares by the Board of Trustees in accordance with the Agreement; provided, however, that to the extent permitted by rule or order of the Securities and Exchange Commission or any successor governmental authority:



     (a) Each class of shares of a Fund shall bear the expenses and liabilities relating to any agreements or arrangements entered into by or on behalf of the Fund pursuant to which an organization or other person agrees to provide services with respect to such class but not with respect to other classes of the Fund as well as any other expenses and liabilities directly attributable to such class which the Board of Trustees determines should be borne solely by such class; and

     (b) On any matter that pertains to the agreements, arrangements, expenses or liabilities described in clause (a) above (or to any plan or other document adopted by a Fund relating to said agreements, arrangements, expenses and liabilities) and is submitted to a vote of shareholders of the Fund, only such class of shares shall be entitled to vote, except that: (i) if said matter affects shares of beneficial interest in the Fund other than such class, such other affected shares in the Fund shall also be entitled to vote, and in such case,

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          shares shall be voted in the aggregate together with such other affected shares and not by class or series, except where otherwise required by law or permitted by the Board of Trustees and (ii) if said matter does not affect another class of shares, shares of said class shall not be entitled to vote (except where otherwise required by law or permitted by the Board of Trustees).

     IN WITNESS WHEREOF, the undersigned has hereby set her hand and seal as of the date first set forth above.

                                           /s/ Patricia L. Bickimer
                                           -------------------------------
                                           Name:  Patricia L. Bickimer
                                           Title: Secretary

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